Attachment for Sub-Items 77C & 77M

                            CERTIFICATE OF INSPECTOR


         I, the undersigned, being the duly elected Secretary of the Eclipse Ultra Short Duration Fund of Eclipse Funds, pursuant to Section 8.1 of the Agreement and Plan of Reorganization, dated as of December 3, 2003, by and between Eclipse Funds Inc. (the "Company"), on behalf of the Eclipse Short Term Bond Fund (the "Acquiring Fund") and the Eclipse Funds (the "Trust"), on behalf of the Eclipse Ultra Short Duration Fund (the "Acquired Fund") (the "Agreement"), certify that:

         The results of the voting on the proposal presented at the Special Meeting of Shareholders on December 3, 2003 were as follows:

PROPOSAL                                           FOR      AGAINST    WITHHELD
--------                                        ---------   -------    --------
To approve an Agreement and Plan of             6,481,247   215,478     43,820
Reorganization providing for (i) the
acquisition of all of the assets of the
Eclipse Ultra Short Duration Fund, a
series of the Trust, by the Eclipse
Short Term Bond Fund, a series of the
Company, in exchange for shares of the
Short Term Bond Fund and the
assumption of all liabilities of the
Ultra Short Duration Fund by the Short
Term Bond Fund and (ii) the subsequent
liquidation of the Ultra Short Duration
Fund.


The proposal received the vote of a majority of the outstanding shares of the Eclipse Ultra Short Duration Fund entitled to vote and present in person or by proxy, and the proposal has been duly approved.

         IN WITNESS WHEREOF, the undersigned hereby executes this certificate as of the 26 day of January, 2004.

                                              /s/ Michael Hession
                                ------------------------------------------------
                                By:    Michael Hession
                                Title: Assistant Secretary